April ___, 1995



Dear Boise Cascade Shareholder:

As an investor in Boise Cascade, you recently received the company's 1994 Annual Report, 1995 Proxy Statement, and the proxy voting card.

As you consider your vote, I would like to draw your attention to one proxy proposal in particular -- the shareholder proposal regarding our classified board -- which Boise Cascade's board of directors recommends that you vote against.

The classified-board proposal was submitted by the California Public Employees Retirement System, or Calpers. Calpers is the largest state pension fund in the United States and has invest-ments in most public companies, although its investment in Boise Cascade stock is relatively small (about 227,000 shares, or less than 1% of the outstanding shares). You may have received communications from Calpers about this issue.

Boise Cascade's senior management and independent members of our board of directors have been in discussions with representatives of Calpers over the last four years. The discussions centered around two issues -- the company's financial performance and our corporate-governance practices.

With regard to corporate governance, Calpers has generally been satisfied. In fact, at one point Calpers described Boise Cascade as "almost a model of corporate governance." Never during those discussions did Calpers ask us to declassify Boise Cascade's board of directors, as they are now proposing.

Boise Cascade, like more than half of the Fortune 500 companies, has had a classified, or staggered, board for many years. A third of the board is elected each year. We believe that elect-ing directors in classes provides needed continuity as directors join and leave the board. Staggered terms also enhance the board's ability to negotiate in the best interests of all shareholders with any persons seeking to gain control of the company. With a staggered board, a majority of the directors will always have had prior experience as directors of the company.

Calpers' other issue has been the company's financial performance, which they evaluate essentially according to one measure -- five years' total return to shareholders.

Admittedly, over that period of time, Boise Cascade's financial performance was poor. The company's paper business experienced its deepest cyclical downturn in modern postwar history. The paper grades hardest hit were the ones most important to Boise Cascade. Results in our paper business in the early '90s suffered severely.

During that time, however, our other two businesses -- building products and office products distribution -- performed well. And in 1993 and 1994, internal efforts to improve our position in the paper business through cost reduction and product-mix improvement began to mitigate the effects of weak paper prices, even as those prices continued to fall. Indeed, in terms of a two-year time frame rather than Calpers' five-year time frame, Boise Cascade's total return to shareholders exceeded that of the S&P 500 and the S&P Paper and Forest Products Index. We expect strong returns again in 1995 and 1996.

On behalf of our board of directors and the management of Boise
Cascade, thank you for your interest and support.

Cordially,



George Harad
President and Chief Executive Officer

VH/PM50406C

Enclosures